EXHIBIT 4(e)




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                                                 CITICORP LIFE INSURANCE COMPANY

                                                        Home Office: Phoenix, AZ
                                Administrative Office: 800 Silver Lake Boulevard
                                                                   P.O. Box 7031
                                                                 Dover, DE 19903

                          VARIABLE ANNUITY ENDORSEMENT
                        AMENDMENT OF CONTRACT PROVISIONS

The contract to which this endorsement is attached is amended as follows:

    The second paragraph of the "Allocation of Premium" provision is deleted in its entirety and replaced by the following:

        You may change the premium allocation at any time by notifying us in writing. We may require allocations to any Account to be expressed in whole percent and be at least $100 of any premium payment.

    Sub-paragraph 2. A. of the "Transfer" provision is deleted in its entirety and replaced by the following:

        2. A. 40% of the Fixed Account value as of the later of the Contract Date or last Contract Anniversary;

    Sub-paragraph 3. of the provision entitled "Dollar Cost Averaging (Automatic Transfers)" is deleted in its entirety and replaced by the following:

        3. The amount of such transfers from the Fixed Account must be equal to or less than 1/30 of the Account value when this option is elected.

    The following is added to the third paragraph of the provision entitled "Annual Contract Fee""

        In addition, the Annual Contract Fee will be waived in its entirety for any Contract Year in which additional premium payments of at least $2,500 ($2,000 for Qualified Plans as defined under the I.R.S. Code), exclusive of the initial premium, are paid.

In all other respects, the contract is unchanged.


                                                   /s/Richard M. Zuckerman
                                                          Secretary
63-1712(06-96)